As filed with the Securities and Exchange Commission on March 9, 2009
Registration No. 333-149944

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-149944
UNDER
THE SECURITIES ACT OF 1933
TARGANTA THERAPEUTICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3971077

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

222 Third Street, Suite 2300 Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Targanta Therapeutics Corporation 2005 Stock Option Plan, as amended
Targanta Therapeutics Corporation 2007 Stock Option and Incentive Plan
(Full Title of the Plans)
Paul M. Antinori
General Counsel & Senior Vice President
The Medicines Company
8 Sylvan Way
Parsippany, New Jersey 07054
(Name and Address of Agent For Service)
(973) 290-6000
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐

     The Registration Statement on Form S-8 (No. 333-149944) (the “Registration Statement”) of Targanta Therapeutics Corporation (the “Registrant”) pertaining to the registration of certain shares of the Registrant’s common stock issuable under the Registrant’s 2005 Stock Option Plan, as amended (the “2005 Plan”) and the Registrant’s 2007 Stock Option and Incentive Plan (the “2007 Plan”) to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on March 28, 2008.
     On February 25, 2009, Boxford Subsidiary Corporation, a Delaware corporation and wholly owned subsidiary of The Medicines Company, a Delaware corporation (“The Medicines Company”), merged with and into the Registrant (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of January 12, 2009 (the “Merger Agreement”), by and among The Medicines Company, Boxford Subsidiary Corporation and the Registrant, with the Registrant continuing as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of The Medicines Company.
     Pursuant to the Merger Agreement, The Medicines Company agreed to assume the 2007 Plan and all options to purchase shares of the Registrant’s common stock issued under the 2007 Plan outstanding as of immediately prior to the effective time of the Merger. In accordance with the terms of the Merger Agreement, each assumed option became an option to acquire the same consideration per share that the option holder would have been entitled to receive had such option holder exercised the assumed option in full immediately prior to the effective time of the Merger consisting of (a) $2.00 per share net in cash, without interest thereon, plus (b) the contractual right to receive up to an additional $4.55 per share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods. No shares of the Registrant or The Medicines Company will be issuable upon exercise of the assumed options. Each assumed option is otherwise on the same terms and conditions, including the per share exercise price, as were applicable to the assumed option immediately prior to the effective time of the Merger, subject to any accelerated vesting as a result of the Merger to the extent provided by the terms of the 2007 Plan or of any applicable employment agreements or option agreements.
     In accordance with the terms of the 2005 Plan, the Registrant’s board of directors accelerated to be fully vested immediately prior to the effective time and contingent on the consummation of the Merger all outstanding stock options issued under the 2005 Plan. To the extent those options were not exercised prior to the closing of the Merger, they were terminated immediately prior to the effective time of the Merger without the payment of any consideration therefor. The 2005 Plan terminated upon consummation of the Merger.
     Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister the remaining shares of the Registrant’s common stock that were registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on this 6th day of March, 2009.

TARGANTA THERAPEUTICS CORPORATION
By:	/s/ Clive A. Meanwell
	Name:	Clive A. Meanwell
	Title:	President and Sole Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clive A. Meanwell Clive A. Meanwell	President and Sole Director (Principal Executive Officer)	March 6, 2009
/s/Glenn P. Sblendorio Glenn P. Sblendorio	Treasurer (Principal Financial and Accounting Officer)	March 9, 2009